AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement, dated as of April 6, 2018 (the “Amendment”), by and between Ian T. Bothwell (the “Executive”) and Biotech Products Services and Research, Inc., a Nevada corporation (the “Company” and together with the Executive, the “Parties”, and each, a “Party”).

WHEREAS, the Parties have entered into that certain Employment Agreement, dated as of November 4, 2016 (the “Employment Agreement”);

WHEREAS, the Employment Agreement was amended pursuant to Amendment No. 1, dated March 8, 2017;

WHEREAS, the Parties hereto desire to again amend the Employment Agreement pursuant to this Amendment on the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to Section 18 of the Employment Agreement, the amendment contemplated by the Parties must be contained in a written agreement signed by each Party.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Employment Agreement.

2. Amendments to the Employment Agreement. As of the Effective Date (defined below), the Employment Agreement, as amended, is hereby further amended or modified as follows:

(a) Section 1 of the Employment Agreement shall be replaced in its entirety by the following:

Term. The Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until the fifth anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such fifth anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of five years, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term”.

(b) The following shall be added to Section 4.4(a) of the Employment Agreement:

(iii) Notwithstanding any provision contained in this Agreement, in the event of an occurrence of a Change in Control (as defined in Section 5.4(c)) or termination of the Agreement pursuant to Section 5.2 and/or Section 5.3, the exercise price for all outstanding warrants granted to Executive to purchase common stock of the Company during the term of this Agreement shall be reduced to $0.001 per share.

(c) Section 4.5(b) of the Employment Agreement shall be replaced in its entirety by the following:

An automobile expense allowance of $2,500 per month plus all expenses related to the maintenance, repair and operation of such automobile including, but not limited to, gas, oil and insurance premiums.

(d) Section 4.5(c) of the Employment Agreement shall be replaced in its entirety by the following:

Reimbursement for Rover related office rent and other direct expenses (phone, internet, copier, and direct administrative fees, etc.).

(e) Section 5.2(a) of the Employment Agreement shall be replaced in its entirety by the following:

continued Base Salary for the greater of (i) the remaining portion of the Employment Term or (ii) three years following the Termination Date payable in equal monthly installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly; provided that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

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(f) Section 5.1(xiii) of the Employment Agreement which states that the termination of Bruce Werber from the Company shall constitute “Good Cause” is hereby deleted in its entirety.

(g) Section 5.4(a)(i) of the Employment Agreement shall be replaced in its entirety by the following:

a lump sum payment equal to five (5) times the sum of the Executive’s Base Salary and Target Bonus for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within 50 days following the Termination Date; and

(h) Section 5.4(b)(i) of the Employment Agreement shall be replaced in its entirety by the following:

all outstanding unvested stock options and warrants granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term and the exercise price of any such options and warrants shall be reduced to par value ($0.001) per share;

3. Date of Effectiveness; Limited Effect. This Amendment will be deemed effective as of the date first written above, subject to the approval of the Board of Directors of the Company (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Employment Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Employment Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Employment Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Employment Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Employment Agreement, will mean and be a reference to the Employment Agreement as amended by this Amendment.

4. Miscellaneous.

(a) This Amendment is governed by, and construed in accordance with, the laws of the State of Florida, without regard to the conflict of laws provisions of such State.

(b) This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.

(c) The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

(d) This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

(e) This Amendment constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

COMPANY:

BIOTECH PRODUCTS SERVICES AND RESEARCH, INC.

By	/s/ Albert Mitrani
Name:	Albert Mitrani
Title:	CEO and President

EXECUTIVE:

By	/s/ Ian T. Bothwell
Name:	Ian T. Bothwell

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